Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Best-Ever Net Income of $135.4 Million, or $2.38 per Diluted Common Share, for Fourth Quarter 2007

Strong Operating Performance Capitalized on Robust

Demand and Delivered Substantial Increases in Volumes, Sales, and Earnings

Company Announces Increase in Regular Quarterly Dividend to $0.10

Fourth Quarter Highlights:

•                  Sales and net income highest for any quarter since company’s August 2005 IPO

•                  Net sales rose to $852.5 million, up 62 percent from fourth quarter 2006, driven by substantially higher prices and increased nitrogen volumes

•                  Operating earnings totaled $214.2 million, compared to $10.9 million in fourth quarter 2006

•                  Net income totaled $135.4 million, or $2.38 per diluted share, compared to $8.0 million, or $0.14 per share, in fourth quarter 2006

•                  Fourth quarter results included $12.9 million in non-cash, pre-tax unrealized gains, or $0.15 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $9.4 million in non-cash, pre-tax unrealized losses, or $0.10 per diluted share on an after-tax basis, for mark-to-market adjustments included in fourth quarter 2006 results

Full-Year Highlights:

•                  Improved pricing and volumes pushed net sales to nearly $2.76 billion, up 36 percent from $2.03 billion in 2006

•                  Net earnings totaled $372.7 million, or $6.57 per diluted share, up substantially from $33.3 million, or $0.60 per diluted share, in 2006

•                  Full-year results included $17.0 million in non-cash, pre-tax unrealized gains, or $0.19 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $30.7 million in non-cash, pre-tax unrealized losses, or $0.34 per diluted share on an after-tax basis, for mark-to-market adjustments included in 2006 results

Dividend Increase

•                  Board approves increase in regular quarterly dividend to $0.10, up from $0.02 per share

Outlook:

•                  Record grain prices and robust worldwide demand for fertilizer point to strong spring season

•                  Company’s forward bookings substantially higher than levels a year ago

Deerfield, Illinois – (Business Wire) – February 7, 2008: CF Industries Holdings, Inc. (NYSE: CF) today reported net earnings of $135.4 million, or $2.38 per diluted share, for the fourth quarter of 2007.  The earnings, highest for any quarter since the company’s August 2005 Initial Public Offering (IPO), compare to net earnings of $8.0 million, or $0.14 per diluted share, in 2006’s fourth quarter.

Net sales totaled nearly $852.5 million for the quarter, a 62 percent increase compared to the year-earlier quarter and also the highest ever for any quarter since the IPO.  Gross margin increased more than five-fold from the fourth quarter 2006 level to $236.0 million.

“I’m extremely pleased by the results we delivered for both the fourth quarter and the year.  Strong domestic and international grain markets have produced exceptionally high global demand for fertilizer.  Tightness in this demand-driven market pushed fertilizer prices sharply higher for all of our products.  In this environment, effective execution of our operating and sales plans delivered our best-ever public company sales and earnings performance,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“The weather cooperated perfectly during the fall season, and the combination of good levels of fall fertilizer application and normal customer inventory stocking for the spring season helped us ship nearly 2.5 million tons of nitrogen and phosphate fertilizer during the fourth quarter, almost 170,000 tons more than in the year-earlier quarter,” Wilson added.

Pricing for nitrogen and phosphate products reflected these favorable market conditions, as average selling prices improved substantially both from year-earlier levels and from those in 2007’s excellent third quarter.

Nitrogen Fertilizer Business

Fourth quarter 2007 saw strong volumes and sales for all of the company’s nitrogen products, as a combination of a robust fall ammonia application season and customer inventory building for expected spring planting pushed demand and pricing to high levels.

Net sales for nitrogen totaled $630.7 million, up 58 percent from $399.3 million in fourth quarter 2006.  During the quarter, the company sold nearly 1.93 million tons of nitrogen fertilizer, up 10 percent from the nearly 1.75 million tons in 2006’s fourth quarter.

Gross margin on nitrogen sales was $153.1 million for the quarter, up significantly from the $31.8 million in the year-earlier period and $80.2 million in third quarter 2007.  In 2007, fourth quarter nitrogen gross margin represented 24.3 percent of sales, up from both the 8.0 percent reported in the year-earlier period and 20.6 percent in 2007’s third quarter.

Product prices increased substantially for all of the company’s nitrogen products compared to both the fourth quarter of 2006 and the third quarter of 2007.  The average selling price for ammonia was $410 per ton in the fourth quarter, up from $314 in the year-earlier period and $370 in 2007’s third quarter.  For urea, the average selling price was $357 per ton, up from $239 in 2006’s fourth quarter and $334 in 2007’s third quarter.  For urea ammonium nitrate solution (UAN), the average selling price was $239 per ton, up from $162 in the year-earlier period and $230 in 2007’s third quarter.

The impact of stronger nitrogen selling prices was partially offset by higher purchased product and realized natural gas costs.  Purchased product costs were driven by an increased level of sales volume supported by purchases as well as by higher nitrogen fertilizer prices.

During the fourth quarter, CF Industries completed a turnaround on an ammonia plant at its Donaldsonville nitrogen complex, which included installation of a distributed control system and improvements to reduce natural gas consumption.  The company’s two nitrogen complexes operated at 96 percent of capacity during the quarter.

“Maintaining high operating rates, coupled with the ability of our extensive distribution system to move high volumes of fertilizer quickly and efficiently, were important factors in delivering the nitrogen segment’s excellent fourth quarter performance,” CF Industries’ Wilson explained.

“The very strong fall ammonia season was largely concentrated in the month of November, and our ammonia logistics and distribution system met the challenge, effectively meeting customer needs in a compressed season,” he added.

Nitrogen sales under CF Industries’ Forward Pricing Program (FPP) totaled 1.53 million tons during the fourth quarter and accounted for 80 percent of segment sales.  These totals were up substantially from 770,000 tons and 44 percent sold under the FPP during the 2006 fourth quarter.

For calendar year 2007, total nitrogen sales were $2.04 billion, up substantially from $1.52 billion in 2006.  Volume totaled 6.94 million tons, up 10 percent from 6.31 million in 2006.  Gross margin was $446.8 million, up substantially from $98.5 million in 2006.  Additional full-year statistics are found on the attached Nitrogen Fertilizer Business segment data table.

Phosphate Fertilizer Business

In the fourth quarter, the company’s phosphate fertilizer business recorded substantial increases in average selling prices, sales, and gross margin compared to the year-earlier period, reflecting the tight worldwide supply/demand balance for phosphate.

Net sales totaled $221.8 million, up 75 percent from $127.1 million in the year-earlier quarter.  Sales volume of 526,000 tons was comparable to the 537,000 tons sold in the 2006 fourth quarter.

Gross margin on phosphate sales was $82.9 million, up substantially from $11.1 million in fourth quarter 2006 and from third quarter 2007, when gross margin was $71.1 million.  Gross margin represented 37.4 percent of sales, improved from 8.7 percent in the year-earlier quarter and 36.6 percent in this year’s third quarter.

Prices for phosphate products increased substantially, with diammonium phosphate (DAP) at $420 per ton, compared to $235 in the fourth quarter of 2006 and $388 in 2007’s third quarter, and monoammonium phosphate (MAP) at $431 per ton, compared to $243 in the year-earlier quarter and $403 in 2007’s third quarter.  The impact of higher phosphate fertilizer prices was somewhat offset by increased sulfur and phosphate rock costs.

The company’s Plant City Phosphate Complex operated at 102 percent of rated capacity during the fourth quarter.  “As in nitrogen, our excellent operating performance took good advantage of the strongest global demand for phosphate in recent memory,” Wilson noted.

Phosphate fertilizer sales under the company’s FPP totaled 206,000 tons, representing 39 percent of total phosphate volume.  In 2006’s fourth quarter, FPP sales were 64,000 tons, or 12 percent of the quarter’s total segment sales.

For calendar year 2007, total phosphate sales were $714.8 million, up substantially from $511.0 million in 2006.  Volume totaled 2.0 million tons, down modestly from 2.1 million tons in 2006.  Gross margin was $223.2 million, also up substantially from $48.7 million in 2006.  Additional full-year statistics are found on the attached Phosphate Fertilizer Business segment data table.

Liquidity and Financial Position

At December 31, 2007, the company’s cash, cash equivalents, and short-term investments totaled $861.0 million, and its negative net debt (i.e., net cash) defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances totaled $550.3 million.  At December 31, 2006, the company reported cash, cash equivalents, and short-term investments of $325.6 million and negative net debt (net cash) of $218.7 million.

Dividend Increase

Earlier this week the company’s Board of Directors approved an increase in the regular quarterly dividend from $0.02 to $0.10 per common share.  The dividend will be paid on February 29, 2008 to stockholders of record on February 22, 2008.

Mark-to-Market and ARO Impacts

The company’s reported results for the fourth quarters of 2007 and 2006 and for both full years include certain items that affected comparability.

Fourth quarter 2007 results included $12.9 million in non-cash, pre-tax unrealized gains, or $0.15 per diluted share on an after-tax basis, from mark-to-market adjustments.  This compares to $9.4 million in non-cash, pre-tax unrealized losses, representing $0.10 per diluted share on an after-tax basis, in 2006’s fourth quarter.  Mark-to-market adjustments on natural gas derivatives are included in the company’s nitrogen segment gross margin.

The company conducts periodic reviews of its asset retirement obligations (AROs) to ascertain whether changes have occurred in cost estimates that impact the magnitude of the liability.  Operating earnings in the fourth quarter of 2007 included a non-cash charge of $0.7 million for adjustments to AROs equivalent to $0.01 per diluted share on an after-tax basis.  This compares to a $20.3 million non-cash charge in the fourth quarter of 2006 for adjustments to AROs.  The $20.3 million charge in 2006, equivalent to $0.22 per diluted share on an after-tax basis, was primarily related to revised cost estimates for water treatment, storm water management, phosphogypsum stack closure costs, and demolition costs at the company’s closed Bartow, Florida phosphate complex.

For full year 2007, results include $17.0 million in non-cash, pre-tax unrealized gains, or $0.19 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  This compares to $30.7 million in non-cash, pre-tax unrealized losses on natural gas derivatives, representing $0.34 per diluted share on an after-tax basis, in 2006.

Other Fourth Quarter Developments

As previously announced, in October of 2007 CF Industries completed its acquisition of a 50 percent interest in KEYTRADE AG, a global fertilizer trading company headquartered near Zurich, Switzerland for $25.9 million.  The company also acquired certain non-voting preferred shares of KEYTRADE for $0.9 million and contributed an additional $12.8 million in subordinated financing.  In December, KEYTRADE became the exclusive marketer of CF Industries’ phosphate fertilizer exports.  Results for KEYTRADE are included in “Equity in earnings of unconsolidated affiliates-net of taxes.”

In November, the company announced that it had received notification that its bid for a natural gas supply from Perú’s Camisea gas fields had been accepted.

Safety Performance

CF Industries completed the fourth quarter without a lost-time accident (LTA) at any of its facilities.

“This achievement, during a quarter when our facilities were operating at high levels to meet customer demand, reflects our commitment to the safety and well-being of our employees,” Wilson commented, noting that the no-LTA streak has continued into the first quarter of 2008.

Strategic Update

The company also provided updates on a number of strategic initiatives.

•                  Uranium Enrichment: NUKEM, Inc., the company’s marketing partner in a proposed venture to supply uranium oxide (U3O8) to electrical utilities, has made progress in identifying supply contracts with utilities at prices that should support project economics.  CF Industries and NUKEM are currently negotiating a partnership agreement to construct an extraction facility at the company’s Plant City Phosphate Complex in Florida to produce approximately 900,000 pounds of U3O8 annually from the complex’s phosphoric acid stream.  Permitting and construction of the facility, which would use proven technology, could require several years.

•                  Perú Nitrogen Complex: CF Industries is moving ahead on a number of fronts on its proposed venture to build a world-scale ammonia and urea complex in Perú to serve markets in that nation and in Central and South American countries.  The company currently is negotiating a gas contract term sheet, evaluating potential sites, and analyzing technology options, as well as working with the Peruvian government on a variety of project development matters.

•                  Gasification: The company has completed the pre-FEED (Front End Engineering and Development) study on a proposed gasification project at its Donaldsonville, Louisiana nitrogen complex.  The preliminary cost of the design upon which the pre-FEED study was done was substantially higher than expected.  Consequently, the company is currently investigating alternative design configurations and technologies to improve the economics of the project.

•                  Trinidad Joint Venture: The term sheet for the natural gas contract to support a proposed joint venture nitrogen complex in Trinidad expired on December 31, 2007.  CF Industries and its partners in the project have previously reported that the inability to obtain a suitable site in Trinidad made proceeding on the project unlikely.  The partners have requested that the government of the Republic of Trinidad and Tobago extend the term sheet but, to date, the government has not agreed to an extension.

Outlook

“Looking to the spring planting season, the fundamentals that drove our strong 2007 performance look even better for the farm economy and the company in 2008,” CF Industries’ Wilson noted.

“Prices for most major crops remain at record or near-record levels, providing an incentive for farmers to maximize planted acreage and to optimize fertilizer application this spring.  And despite today’s high fertilizer prices, these crop prices clearly should support excellent farm economics in 2008, coming on the heels of 2007’s record farm income,” he commented.

Predictions from some agricultural economists point toward lower corn acreage in 2008, with expectations generally for 88 million to 89 million acres, down from the near-record 93.6 million acres planted in 2007.  Putting that into perspective, the planned acreage would still be well above the 79.1 million acre average planted during the 1997-2006 period.

Wilson also noted that the United States Department of Agriculture is predicting increased acreage for other nitrogen-consuming crops such as wheat and sorghum in 2008.  Both crops are enjoying strong prices, and increased acreage for them could reduce any negative effect on nitrogen demand caused by the expected reduction in corn acreage.  Strong crop prices are also expected to push up nitrogen application rates for corn and other crops as farmers attempt to maximize yields.

Wilson added that corn demand for ethanol production is expected to increase by 30 percent from 2007 levels this year, with much of the increase required to meet federal mandates under the Renewable Fuels Standard.  Margins on ethanol production are currently below the record levels achieved last year, but they remain positive.

In phosphate, the worldwide supply/demand balance is expected to remain extremely tight over the next several years, suggesting strong demand and pricing for phosphate fertilizers.

CF Industries, along with other phosphate producers, is facing significantly increased input costs, especially for sulfur.  Increased sulfur demand from the phosphate and metals industries, coupled with outages at several major Gulf Coast refineries that produce sulfur, have tightened the market.  The company believes the supply/demand balance for sulfur could become more favorable to users later in 2008 when refineries are expected to be producing sulfur at higher rates.

“Looking ahead to the first half of 2008, questions remain regarding corn acreage, sulfur cost, and the strength of the general economy.  However, taken against the backdrop of low grain stocks worldwide, high grain prices, record farm economics, and robust global markets for nitrogen and phosphate fertilizers, we’re looking at the first half of 2008 with excitement and optimism.  We’re well positioned to serve our customers in this strong agricultural market,” Wilson added.

As in any year, weather, natural gas costs, and other factors could affect the company’s performance.

FPP Update

As of February 5, 2008, FPP bookings for the remainder of 2008 stood at 2.6 million tons, compared to 1.9 million tons at the comparable point last year.

Conference Call

CF Industries will hold a conference call to discuss fourth quarter and 2007 results at 10:00 a.m. EST on Friday, February 8, 2008.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; changes in global fertilizer supply and demand and its impact on markets and selling prices; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; our history of losses; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated consequences related to the expansion of our business, including risks associated with international operations and trading; expenditures on strategic initiatives that may not ultimately be implemented; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RESULTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006 (1)	2007	2006 (1)
	(in millions, except per share amounts)
Net sales	$852.5	$526.4	$2,756.7	$2,032.9
Cost of sales	616.5	483.5	2,086.7	1,885.7
Gross margin	236.0	42.9	670.0	147.2
Selling, general and administrative	17.4	14.0	65.2	54.5
Other operating - net	4.4	18.0	3.2	21.4
Operating earnings	214.2	10.9	601.6	71.3
Interest income - net	(8.7)	(2.8)	(22.7)	(9.6)
Minority interest	16.4	1.7	54.6	28.8
Other non-operating - net	(0.3)	(0.5)	(1.6)	(0.9)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	206.8	12.5	571.3	53.0
Income tax provision	72.3	4.5	199.5	19.7
Equity in earnings of unconsolidated affiliates - net of taxes	0.9	—	0.9	—
Net earnings	$135.4	$8.0	$372.7	$33.3

Net earnings per share
Basic	$2.43	$0.14	$6.71	$0.60
Diluted	$2.38	$0.14	$6.57	$0.60

Weighted average common shares outstanding
Basic	55.9	55.0	55.5	55.0
Diluted	57.2	55.3	56.7	55.1

(1) We have corrected our previously presented 2006 financial results to include shipping and handling amounts that were billed to our customers in net sales.  Previously, we reported these shipping and handling amounts as a reduction of cost of sales.  This correction increased both net sales and cost of sales in the fourth quarter of 2006 and the full year of 2006 by $20.2 million and $83.4 million, respectively.  The correction did not impact any other financial statement line item or per-share amount.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SUMMARIZED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$366.5	$25.4
Short-term investments	494.5	300.2
Accounts receivable	148.7	113.9
Inventories	231.7	176.1
Assets held for sale	6.7	—
Other	31.0	17.5
Total current assets	1,279.1	633.1
Property, plant and equipment - net	623.6	597.0
Deferred income taxes	—	1.7
Goodwill	0.9	0.9
Asset retirement obligation escrow account	21.9	11.5
Investments in and advances to unconsolidated affiliates	41.6	—
Other assets	45.4	46.2

Total assets	$2,012.5	$1,290.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$210.4	$172.3
Income taxes payable	2.6	1.9
Customer advances	305.8	102.7
Deferred income taxes	30.7	9.8
Distributions payable to minority interest	57.6	27.8
Other	22.2	38.9
Total current liabilities	629.3	353.4
Notes payable	4.9	4.2
Deferred income taxes	32.1	—
Other noncurrent liabilities	141.9	152.2
Minority interest	17.3	13.6
Stockholders’ equity	1,187.0	767.0

Total liabilities and stockholders’ equity	$2,012.5	$1,290.4

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

 STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
		(in millions)
Operating Activities:
Net earnings	$135.4	$8.0	$372.7	$33.3
Adjustments to reconcile net earnings to net cash
provided by operating activities
Minority interest	16.4	1.7	54.6	28.8
Depreciation, depletion and amortization	23.4	24.3	84.5	94.6
Deferred income taxes	29.6	4.1	48.0	9.4
Stock compensation expense	2.3	2.0	9.7	8.1
Excess tax benefit from stock-based compensation	(8.2)	—	(13.3)	—
Unrealized (gain) loss on derivatives	(12.9)	9.4	(17.0)	30.7
Equity in earnings of unconsolidated affiliates - net of taxes	(0.9)	—	(0.9)	—
Changes in:
Accounts receivable	(5.9)	(30.5)	(28.5)	(62.4)
Margin deposits	0.6	0.3	11.7	17.1
Inventories	5.2	38.8	(53.6)	51.6
Prepaid product and expenses	(15.2)	2.6	(20.7)	0.8
Accrued income taxes	15.7	0.6	14.0	3.0
Accounts payable and accrued expenses	34.2	26.3	31.3	3.5
Product exchanges - net	(4.8)	(7.1)	(3.5)	6.6
Customer advances - net	(26.9)	(46.1)	203.1	(28.9)
Other - net	(1.5)	5.9	(2.0)	7.4
Net cash provided by operating activities	186.5	40.3	690.1	203.6

Investing Activities:
Additions to property, plant and equipment	(27.3)	(18.2)	(105.1)	(59.6)
Proceeds from the sale of property, plant and equipment	0.1	—	4.1	0.3
Purchases of short-term investments	(337.4)	(256.2)	(1,140.5)	(885.7)
Sales and maturities of short-term investments	520.4	240.0	946.2	764.8
Deposit to asset retirement obligation escrow account	—	—	(9.4)	(11.1)
Investment in unconsolidated affiliates	(26.8)	—	(26.8)	—
Advances to unconsolidated affiliates	(12.8)	—	(12.8)	—
Other - net	—	—	1.2	—
Net cash provided by (used in) investing activities	116.2	(34.4)	(343.1)	(191.3)

Financing Activities:
Dividends paid on common stock	(1.2)	(1.1)	(4.5)	(4.4)
Distributions to minority interest	—	—	(30.0)	(19.0)
Issuances of common stock under employee stock plans	6.0	0.1	16.6	0.1
Excess tax benefit from stock-based compensation	8.2	—	13.3	—
Other - net	—	—	(0.3)	—
Net cash provided by (used in) financing activities	13.0	(1.0)	(4.9)	(23.3)

Effect of exchange rate changes on cash and cash equivalents	(2.2)	(0.9)	(1.0)	(1.0)

Increase (decrease) in cash and cash equivalents	313.5	4.0	341.1	(12.0)

Cash and cash equivalents at beginning of period	53.0	21.4	25.4	37.4

Cash and cash equivalents at end of period	$366.5	$25.4	$366.5	$25.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

NITROGEN FERTILIZER BUSINESS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006 (1)	2007	2006 (1)
		(in millions, except as noted)
Net sales	$630.7	$399.3	$2,041.9	$1,521.9
Cost of sales	477.6	367.5	1,595.1	1,423.4
Gross margin	$153.1	$31.8	$446.8	$98.5

Gross margin percentage	24.3%	8.0%	21.9%	6.5%

Tons of product sold (in thousands)	1,926	1,747	6,938	6,310

Sales volumes by product (tons in thousands)
Ammonia	518	437	1,434	1,226
Urea	698	650	2,701	2,619
UAN	705	657	2,754	2,420
Other nitrogen fertilizers	5	3	49	45

Average selling prices (dollars per ton)
Ammonia	$410	$314	$388	$362
Urea	357	239	329	251
UAN	239	162	215	172

Cost of natural gas (per MMBtu) (2)
Donaldsonville	$8.19	$6.78	$7.81	$7.20
Medicine Hat	6.42	6.48	6.24	6.56

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$6.93	$6.59	$6.93	$6.74
AECO (Alberta)	6.25	6.05	5.99	5.76

Depreciation and amortization	$14.0	$15.6	$50.4	$59.2
Capital expenditures	$13.9	$4.3	$61.1	$26.0

Production volume by product (tons in thousands)
Ammonia (3) (4)	853	879	3,289	3,158
Granular urea (3)	615	649	2,358	2,334
UAN (28%)	649	664	2,611	2,336

(1) We have corrected our previously presented 2006 nitrogen segment financial results to include shipping and handling amounts that were billed to our customers in net sales.  Previously, we reported these shipping and handling amounts as a reduction of cost of sales.  This correction increased both net sales and cost of sales in the fourth quarter of 2006 and the full year of 2006 by $14.6 million and $54.7 million, respectively.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2) Includes gas purchases and realized gains and losses on gas derivatives.

(3) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint  venture partner in Canadian Fertilizers Limited.

(4) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
SEGMENT DATA
PHOSPHATE FERTILIZER BUSINESS

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006 (1)	2007	2006 (1)
		(in millions, except as noted)
Net sales	$221.8	$127.1	$714.8	$511.0
Cost of sales	138.9	116.0	491.6	462.3
Gross margin	$82.9	$11.1	$223.2	$48.7

Gross margin percentage	37.4%	8.7%	31.2%	9.5%

Tons of product sold (in thousands)	526	537	1,994	2,090

Sales volumes by product (tons in thousands)
DAP	436	434	1,624	1,676
MAP	90	103	370	414

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	421	404	1,557	1,447
Export	105	133	437	643

Average selling prices (dollars per ton)
DAP	$420	$235	$357	$243
MAP	431	243	366	251

Depreciation, depletion, and amortization	$8.7	$8.0	$31.5	$33.1
Capital expenditures	$13.3	$12.6	$39.9	$32.2

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	887	955	3,233	3,805

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	668	634	2,531	2,598
Phosphoric acid as P2O5 (2)	254	240	976	1,009
DAP/MAP	508	481	1,948	2,023

(1) We have corrected our previously presented 2006 phosphate segment financial results to include shipping and handling amounts that were billed to our customers in net sales.  Previously, we reported these shipping and handling amounts as a reduction of cost of sales.  This correction increased both net sales and cost of sales in the fourth quarter of 2006 and the full year of 2006 by $5.6 million and $28.7 million, respectively.  The correction did not change our previously presented gross margin, but did change our previously presented gross margin percentage and average selling prices.

(2) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(in millions)
Net earnings	$135.4	$8.0	$372.7	$33.3
Interest income - net	(8.7)	(2.8)	(22.7)	(9.6)
Income tax provision	73.0	4.5	200.2	19.7
Depreciation, depletion and amortization	23.4	24.3	84.5	94.6
Less: Loan fee amortization (1)	(0.1)	(0.1)	(0.6)	(0.6)

EBITDA	$223.0	$33.9	$634.1	$137.4

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) including CF’s taxes on equity in earnings (loss) of unconsolidated affiliates and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
		(in millions)
Net cash provided by operating activities	$186.5	$40.3	$690.1	$203.6
Less:
Customer advances - net	(26.9)	(46.1)	203.1	(28.9)
Other changes in working capital	29.8	31.0	(49.3)	20.2
Capital expenditures - net	27.2	18.2	101.0	59.3
Distributions to minority interest	—	—	30.0	19.0
Dividends paid on common stock	1.2	1.1	4.5	4.4

Adjusted free cash flow	$155.2	$36.1	$400.8	$129.6

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, prepaid product and expenses, accounts payable, accrued expenses, income taxes, and product exchanges — net), capital expenditures - net, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	December 31,	December 31,
	2007	2006
	(in millions)
Total debt	$4.9	$4.2
Less: cash, cash equivalents and short-term investments	861.0	325.6
Plus: customer advances	305.8	102.7

Net debt (cash)	$(550.3)	$(218.7)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.